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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 11-K

                 ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 (No fee required, effective October 7, 1996)

For the fiscal year ended   December 31, 1997
                         ----------------------

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 (No Fee Required)

For the transition period from _______________ to ________________

Commission file number     1-14202
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A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

               MORRISON FRESH COOKING, INC. SALARY DEFERRAL PLAN

B. Name of issuer of the securities held pursuant to the Plan and address of its principal executive office:

                           MORRISON RESTAURANTS INC.
                            3300 Highlands Parkway
                                   Suite 130
                            Atlanta, Georgia  30082

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                                   SIGNATURES

Morrison Fresh Cooking, Inc. Salary Deferral Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation Committee of the Morrison Fresh Cooking, Inc. Salary Deferral Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Morrison Fresh Cooking, Inc.
                                        Salary Deferral Plan
                                        ------------------------------
                                               (Name of Plan)


Date  June 24, 1998                     /s/ Craig D. Nelson
    ----------------                    -------------------------------
                                        CRAIG D. NELSON
                                        Senior Vice President, Finance
                                        (Senior Vice President and
                                        Chief Financial Officer)
                                        and Trustee

                                                                               2
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                                 EXHIBIT INDEX


Exhibit
Number              Description
-------  ------------------------------------


13       Annual Report to Security-Holders

23       Consent of Independent Auditors